SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES, THIS EXHIBIT PROVIDES THE ADVISOR CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 09/30/2016
FILE NUMBER 811-08932
SERIES NO.: 15


74U.        Number of shares outstanding (000's Omitted)
              Advisor Shares                    $ 32,338


74V.        Net asset value per share (to nearest cent)
              Advisor Shares                     $ 10.54